Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Flow Investor Relations
Geoffrey Buscher
253-813-3286
investors@flowcorp.com

FLOW INTERNATIONAL ANNOUNCES SECOND QUARTER RESULTS
Earnings per Share of $0.06 is Highest in Three Years

Kent, WA - December 8, 2011 - Flow International Corporation (NASDAQ: FLOW), the world's leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications, today reported results for its fiscal 2012 second quarter ended October 31, 2011.

For the second quarter of fiscal 2012, Flow reported consolidated revenues of $64.5 million, a 22% increase from $52.9 million in the prior fiscal year. Net income in the current quarter was $2.8 million or $0.06 per share. In comparison, the Company reported a net loss in the prior-year period of $0.3 million or $0.01 loss per share.

Adjusted EBITDA for the quarter was $7.4 million, compared to $3.1 million in the year-ago quarter. A reconciliation of Adjusted EBITDA to Net Income is provided in the accompanying financial tables.

“We continue to reach new markets through both our direct and indirect channels, having now grown our top-line sequentially in eight of the past nine quarters,” said Charley Brown, President and CEO of Flow. “Our strength has been driven by our industry leading product line and the increased reach and penetration of our two distribution channels. During this quarter alone, we sold products into more than 60 countries. In addition, our operating income for the quarter was $5.2 million, or 8% of sales, our highest profitability in three years.”

Operations Review for the Second Quarter of Fiscal 2012

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Standard segment sales, which include sales of systems that do not require significant custom configuration as well as parts and services for those installed systems, were $59.2 million, an increase of $14.3 million or 32% from the year-ago quarter.

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Advanced segment sales, which include sales of complex aerospace and application systems requiring specific custom configuration and advanced features, were $5.3 million, reflecting a $2.7 million decline from the year-ago quarter. Advanced segment sales are recorded using the percentage of completion method, with lead times generally ranging from 12 to 24 months.

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Aggregate gross margins were 39% for the quarter, compared to 38% in the year-ago quarter. Standard segment gross margins were 41%, which is down from 42% in the year-ago quarter as a result of product mix. Advanced segment gross margins were 21% in the current quarter, compared to 15% in the year-ago quarter, which was impacted by unanticipated adjustments in original cost estimates for certain large aerospace contracts.

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Total operating expenses for the quarter were $20.2 million, compared to $19.0 million in the year-ago quarter. The $1.2 million increase from the year-ago quarter was primarily the result of higher commissions on increased sales and the reinstatement of wages and employee benefits that had been reduced during the recession, in addition to investment in new product development and customer lead generation.

Conference Call
Flow plans to hold a conference call to discuss these results today: Thursday, December 8, 2011 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The conference call may be heard by dialing 877-941-2068 or 480-629-9712. A 7-day replay will be available following the call by dialing 800-406-7325 or 303-590-3030. The conference call passcode is 4491189. A live audio Webcast of the conference call may be found in the investor section at www.flowwaterjet.com. A Webcast replay of the call will also be available for 90 days.

About Flow International
Flow International Corporation is the world's leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications used in multiple industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit www.flowwaterjet.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the Company's filings with the U.S. Securities and Exchange Commission. Forward-looking statements in this press release include, without limitation, statements regarding the increased reach and penetration of distribution channels. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

Flow International Corporation
Consolidated Statements of Operations
(Unaudited)

U.S. Dollars in thousands, except per share data
	Three Months Ended October 31,			Six Months Ended October 31,
	2011	2010	% Change	2011	2010	% Change

Sales	$64,533	$52,935	22%	$124,563	$99,515	25%

Cost of Sales	39,217	33,082	19%	76,127	60,329	26%

Gross Margin	25,316	19,853	28%	48,436	39,186	24%

Operating Expenses:
Sales and Marketing	12,082	10,885	11%	24,778	21,481	15%
Research and Engineering	2,711	2,436	11%	5,367	4,582	17%
General and Administrative	5,361	5,659	(5)%	11,970	11,617	3%
Operating Expenses	20,154	18,980	6%	42,115	37,680	12%

Operating Income	5,162	873	NM	6,321	1,506	NM

Interest Expense, net	(300)	(393)	(24)%	(571)	(785)	(27)%
Other Income (Expense), net	7	104	(93)%	(127)	396	NM

Income Before Taxes	4,869	584	NM	5,623	1,117	NM
Provision for Income Taxes	(2,138)	(804)	NM	(2,238)	(1,868)	20%

Income (Loss) from Continuing Operations	2,731	(220)	NM	3,385	(751)	NM

Income (Loss) from Discontinued Operations, net of tax	48	(103)	NM	105	(112)	NM

Net Income (Loss)	$2,779	$(323)	NM	$3,490	$(863)	NM

Basic and Diluted Income (Loss) Per Share:
Income (Loss) from Continuing Operations	$0.06	(0.01)	NM	0.07	(0.02)	NM
Net Income (Loss)	$0.06	(0.01)	NM	0.07	(0.02)	NM

Weighted Average Shares Outstanding Used in Computing Basic and Diluted Income (Loss) Per Share (000):
Basic	47,800	47,160		47,666	47,102
Diluted	47,800	47,160		47,666	47,102

NM = not meaningful

Flow International Corporation
Consolidated Balance Sheets
(Unaudited)

U.S. Dollars in thousands
	October 31,	April 30,
	2011	2011	% Change
ASSETS:
Current Assets:
Cash and Cash Equivalents	$9,618	$9,096	6%
Receivables, net	47,610	47,082	1%
Inventories, net	33,376	28,609	17%
Other Current Assets	11,663	13,305	(12)%
Total Current Assets	102,267	98,092
Property and Equipment, net	18,337	19,104	(4)%
Other Long-Term Assets	35,633	35,867	(1)%
Total Assets	$156,237	$153,063

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Notes Payable	$2,350	$5,500	(57)%
Current Portion of Long-Term Obligations	27	25	8%
Accounts Payable and Other Accrued Liabilities	30,411	28,661	6%
Other Current Liabilities	23,227	22,775	2%
Total Current Liabilities	56,015	56,961
Other Long-Term Liabilities	7,980	7,925	1%
Subordinated Notes	9,143	8,723	5%
Total Liabilities	73,138	73,609

Shareholders’ Equity	83,099	79,454	5%
Total Liabilities and Shareholders' Equity	$156,237	$153,063

Flow International Corporation
Supplemental Data
(Unaudited)

U.S. Dollars in thousands
	Three Months Ended October 31,			Six Months Ended October 31,
	2011	2010	% Change	2011	2010	% Change

Sales Breakdown:
Systems	$44,169	$34,907	27%	$84,133	$65,442	29%
Consumable Parts	20,364	18,028	13%	40,430	34,073	19%
Total	$64,533	$52,935	22%	$124,563	$99,515	25%

Segment Revenue Breakdown:
Standard	$59,188	$44,860	32%	$112,192	$85,703	31%
Advanced	5,345	8,075	(34)%	12,371	13,812	(10)%
	$64,533	$52,935	22%	$124,563	$99,515	25%

Depreciation and Amortization Expense	$1,579	$1,562	1%	$3,151	$3,184	(1)%

Capital Spending	$1,720	$452	NM	$2,351	$1,149	NM

NM = not meaningful

Flow International Corporation
Reconciliation of Adjusted EBITDA to Net Income (Loss)
(Unaudited)

U.S. Dollars in thousands
	Three Months Ended October 31,			Six Months Ended October 31,
	2011	2010	% Change	2011	2010	% Change

Net Income (Loss)	$2,779	$(323)	NM	$3,490	$(863)	NM
Add Back:
Depreciation and Amortization	1,579	1,562	1%	3,151	3,184	(1)%
Income Tax Provision	2,138	804	NM	2,238	1,868	20%
Interest Charges	309	437	(29)%	620	850	(27)%
Non-Cash Charges (i)	558	634	(12)%	1,224	1,013	21%
Adjusted EBITDA	$7,363	$3,114	NM	$10,723	$6,052	77%

(i) Allowable Add Backs Pursuant to Credit Facility Agreement

NM = not meaningful

     The Company defines Adjusted EBITDA as net income (loss), determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), excluding the effects of income taxes, depreciation, amortization of intangible assets, interest expense, and other non-cash charges, which includes such items as stock-based compensation expense, foreign currency gains or losses, and other non-cash allowable add backs pursuant to the Company's Credit Facility Agreement.

     Adjusted EBITDA is a non-GAAP financial measure and the presentation of this non-GAAP financial measure is not intended to be considered in isolation or as a substitute for the financial information presented in accordance with GAAP. The items excluded from this non-GAAP financial measure are significant components of the Company's financial statements and must be considered in performing a comprehensive analysis of the overall financial results. The Company uses this measure, together with GAAP financial metrics, to assess its financial performance, allocate resources, evaluate the overall progress towards meeting its long-term financial objectives, and assess compliance with its debt covenants. The Company believes that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency with respect to the supplemental information used in the Company's financial and operational decision making. The Company's calculation of Adjusted EBITDA may not be consistent with calculations of similar measures used by other companies.